WS5080D








                                                              November 9, 2000




The 59 Wall Street Fund, Inc.
21 Milk Street
Boston, Massachusetts 02109

         Re:  The 59 Wall Street Broad Market Fixed Income Fund

Dear Sirs:

         This letter agreement (the "Agreement") confirms the agreement of the undersigned 59 Wall Street Administrators, Inc. ("Administrators") and The 59 Wall Street Fund, Inc. (the "Corporation") (collectively, the "Parties"). Administrators agrees to pay all of the operating expenses of The 59 Wall Street Broad Market Fixed Income Fund (the "Fund"), as described in the Prospectus or Statement of Additional Information with respect to the Fund included as part of the Registration Statement on Form N-1A of the Corporation filed with the Securities and Exchange Commission as amended (the "Prospectus" and "SAI", respectively) other than fees paid under the Administration Agreement referred to in the Prospectus and SAI, and other than expenses relating to the organization of the Fund.

         The Corporation hereby agrees to pay to Administrators a fee from the Fund, in addition to the administration fees payable pursuant to such Administration Agreement, estimated and accrued daily and paid monthly in an amount to be determined from time to time by the Corporation and Administrators provided, however, that such amount shall not exceed the amount such that immediately after any such payment the aggregate expenses of the Fund would not on a per annum basis exceed 0.55% of such average daily net assets or such other percentage as may from time to time be agreed upon among the Parties.

         This Agreement shall be effective as of the date hereof and shall terminate on November 1, 2005, unless sooner terminated by mutual agreement of the Parties or pursuant to the following sentence. In the event that the Administration Agreement between the Corporation and Administrators shall cease to be in full force and effect, Administrators may, at its option, upon not less than 30 days nor more than 60 days written notice to the Corporation, terminate this Agreement.

         If the foregoing correctly sets forth our agreement, kindly so confirm by signing the enclosed counterpart of this letter in the space indicated for signature on behalf of the Corporation below.

                                            Very truly yours,

                                            59 WALL STREET ADMINISTRATORS, INC.



                                            By
                                                -----------------------------
                                                Philip W. Coolidge, President

Agreed:

THE 59 WALL STREET FUND, INC.



By
   --------------------------------------------------
   Joseph V. Shields, Jr., Chairman